Exhibit 99.1

Wolfspeed Appoints Stacy Smith to Board of Directors

DURHAM, N.C. -- January 25, 2023 – Wolfspeed, Inc. (NYSE: WOLF), the global leader in Silicon Carbide technology, announced today that Stacy Smith has been appointed to the Company’s Board of Directors, effective January 23, 2023. Mr. Smith is the Executive Chairman of Kioxia Corporation (formerly Toshiba Memory Corporation), a leading flash memory company, and Non-Executive Chair of the Board at Autodesk, Inc., a global leader in design and make technology.

“With his vast experience in the technology and semiconductor industries, Stacy will be an invaluable asset for Wolfspeed as we work to capitalize on the steepening demand for Silicon Carbide power devices across the e-mobility, industrial and renewable markets,” said Wolfspeed Chairman of the Board Darren Jackson. “It is our honor to welcome Stacy to the Board, and we look forward to his contributions and expertise as Wolfspeed continues to lead the transition from silicon to Silicon Carbide.”

“I am really excited to join the Wolfspeed Board and work to help Wolfspeed scale and grow their leadership position in a fast-growing and important market,” said Mr. Smith.

Prior to his Board positions, Mr. Smith worked at Intel Corporation for three decades in a variety of roles including as Group President of Sales, Manufacturing and Operations, Chief Financial Officer, Chief Information Officer, and Head of Europe Middle East and Africa.

Mr. Smith’s management positions with Intel Corporation, including his finance and executive roles, provide him with critical insight into the operational requirements of a global company and the management and consensus-building skills necessary to serve on Wolfspeed’s Board of Directors. He also holds positions on the California Chapter of The Nature Conservancy Board of Trustees and University of Texas McCombs School of Business Advisory Board. Prior Board roles include serving on the Board of Virgin America Airlines and GEVO, a biofuels company.

About Wolfspeed, Inc.:
Wolfspeed (NYSE: WOLF) leads the market in the worldwide adoption of Silicon Carbide and GaN technologies. We provide industry-leading solutions for efficient energy consumption and a sustainable future. Wolfspeed’s product families include Silicon Carbide materials, power devices and RF devices targeted for various applications such as electric vehicles, fast charging, 5G, renewable energy and storage, and aerospace and defense. We unleash the power of possibilities through hard work, collaboration and a passion for innovation. Learn more at www.wolfspeed.com.
Wolfspeed® is a registered trademark of Wolfspeed, Inc.
Twitter: @Wolfspeed
LinkedIn: @Wolfspeed

Wolfspeed Investor Relations Contact:
Tyler Gronbach
Vice President, Investor Relations
919-407-4820
investorrelations@wolfspeed.com

Wolfspeed Media Contact:
Melinda Walker
Director, Corporate Communications
818-261-4585
media@wolfspeed.com

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